UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19858	71-0556971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        On March 10, 2005, we amended our senior credit facility to increase the maximum borrowing availability by 20 percent from $75 million to $90 million including letters of credit not exceeding $10.0 million. The amendment was effected by the execution and delivery of a Fifth Amendment to Loan Agreement dated March 10, 2005, amending the Loan Agreement dated April 28, 2000, among the Company, Bank of America, N.A., as Administrative Agent, and the other lenders named therein, as previously amended. The amendment was entered into pursuant to our right under the senior credit facility to request an increase in the maximum borrowing amount by up to $15 million. The lenders named therein, as previously amended, have agreed to provide the additional availability pro rata in proportion to their existing commitments.

        The senior credit facility will mature on April 30, 2007. At any time prior to April 30, 2007, subject to certain conditions, we have the option to convert the balance outstanding thereunder to a four-year term loan requiring 48 equal monthly principal payments plus interest. The senior credit facility is collateralized by accounts receivable and otherwise unencumbered tractors.

        As of March 9, 2005, we had approximately $64.7 million outstanding under the senior credit facility, including letters of credit of $1.7 million, and approximately $10.3 million remained available for additional borrowings. We use borrowings under the senior credit facility, together with cash flows from operations and other sources of financing, to purchase tractors and trailers and for general working capital purposes, as described more fully in our Annual Report on Form 10-K for the year ended December 31, 2004.

        Other than, the relationships established by the senior credit facility and routine commercial banking service, we have no material relationships with any of our affiliates and the agent bank or any participating bank.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Fifth Amendment to Loan Agreement.

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Fifth Amendment to Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date: March 15, 2005	/s/ ROBERT M. POWELL
Robert M. Powell
Chairman and Chief Executive Officer

Date: March 15, 2005	/s/ JERRY D. ORLER
Jerry D. Orler
President

Date: March 15, 2005	/s/ CLIFTON R. BECKHAM
Clifton R. Beckham
Sr. Vice President - Finance, Chief
Financial Officer and Secretary